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                                   Exhibit 5
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                         WRITTEN CONSENT OF THE TRUSTEE
                               September 22, 2000

          The undersigned, acting pursuant to the authority granted by Sections 218 and 228 of the Delaware General Corporation Law and the Bylaws of The San Francisco Company, a Delaware corporation (the "Corporation"), and in his capacity as the holder of 28,224,533 shares of the Class A Common Stock of the Corporation as Trustee under that certain Voting Trust Agreement dated as of November 30, 1998 (the "Voting Trust Agreement"), by and among Putra Masagung, PT Gunung Agung and the undersigned, hereby consents to and approves:

          (1) the Agreement and Plan of Merger dated as of September 22, 2000 by and among the Corporation, First Banks, Inc., a Missouri corporation, First Banks America, Inc., a Delaware corporation ("FBA"), Redwood Bank, a California banking corporation and Bank of San Francisco, a California banking corporation wholly owned by the Corporation (the "Merger Agreement"); and

          (2) the Merger of the Corporation with a wholly-owned subsidiary of FBA pursuant to the terms of the Merger Agreement.

          IN WITNESS WHEREOF, the undersigned has executed this Written Consent effective the date first written above.

                                      /s/ Robb Evans
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                                      Robb Evans, as Trustee